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                                                                     Exhibit 5.1

             [LETTERHEAD OF DECHERT PRICE & RHOADS APPEARS HERE]


                                                               November 13, 1995



Crown Cork & Seal Company, Inc.
9300 Ashton Road
Philadelphia, PA  19136

     Re:  Form S-4 Registration Statement
          -------------------------------

Gentlemen:

     We have acted as counsel to Crown Cork & Seal Company, Inc. (the "Company") in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance of shares of common stock, $5.00 par value, of the Company (the "Common Stock") and shares of a new series of preferred stock of the Company (the "Preferred Stock") having the terms set forth in the Exchange Offer Agreement, dated as of May 22, 1995, as amended as of November 13, 1995 (the "Exchange Offer Agreement"), between the Company and Compagnie Generale d'Industrie et de Participations, a societe anonyme organized under the laws of the Republic of France. The Registration Statement also relates to the issuance of shares of Common Stock upon conversion of shares of Preferred Stock, as well as the issuance of Common Stock purchase rights pursuant to the terms of the Rights Agreement, dated as of August 7, 1995 (the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Rights").

     In connection with a proposed offer (as described in the Exchange Offer Agreement and the Registration Statement, the "Offer") by the Company to acquire the outstanding shares of common stock of CarnaudMetalbox, a societe anonyme organized under the laws of the Republic of France, the Company intends to hold a special meeting of shareholders of the Company at which such shareholders will be asked to adopt, among other things, an amendment to the Company's Articles of Incorporation to increase the Company's authorized Common Stock to 500,000,000 shares and
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Crown Cork & Seal Company, Inc.
November 13, 1995
Page 2


to authorize 50,000,000 shares of Preferred Stock (the "Articles Amendment"), all as described in the Registration Statement.

     We have examined such corporate records and documents, including the Articles Amendment, the Rights Agreement, the Resolution and the Statement (as such terms are defined below), and such other matters as we have deemed necessary in order to render these opinions.

     Based upon the foregoing and subject to the qualifications stated herein, we are of the opinion that:

     1. Upon the adoption of the Articles Amendment by the shareholders of the Company pursuant to Section 1914 of the Pennsylvania Business Corporation Law (the "PBCL") and the filing of the Articles Amendment with the Department of State pursuant to Section 1916 of the PBCL (the "Articles Amendment Adoption"), the Common Stock, when issued and delivered against payment therefor pursuant to the Offer, will be validly issued, fully paid and non-assessable.

     2. Upon (i) the Articles Amendment Adoption, (ii) the approval by the Board of Directors of the Company (or a duly authorized committee thereof) of the terms of the Preferred Stock substantially in the form filed as Exhibit 4.16 of the Registration Statement (the "Resolution"), and (iii) the filing of a statement with the Department pursuant to Section 1522 of the PBCL establishing the designations, preferences, rights and limitations of the Preferred Stock as set forth in the Resolution, (x) the shares of Preferred Stock, when issued and delivered against payment therefor pursuant to the Offer, will be validly issued, fully paid and nonassessable and (y) the shares of Common Stock issuable upon conversion of the Preferred Stock in accordance with the terms of the Statement, when issued and delivered upon such conversion, will be validly issued, fully paid and nonassessable.

     3. The Rights issued with respect to shares of Common Stock that are issued pursuant to the Offer or upon conversion of shares of Preferred Stock in accordance with the terms of the Statement will be validly issued, fully paid and nonassessable.

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Crown Cork & Seal Company, Inc.
November 13, 1995
Page 3


     The opinions expressed herein are limited to the laws of the Commonwealth of Pennsylvania, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in respect thereof under the caption "LEGAL OPINIONS" in the Proxy Statement/Prospectus constituting a part of the Registration Statement.

     We also hereby consent to the references to us under the captions "SUMMARY
- The CarnaudMetalbox Proposals -Description of the CarnaudMetalbox Proposals - Possible Modifications to the Offer Consideration" and "THE CARNAUDMETALBOX PROPOSALS - Description of the CarnaudMetalbox Proposals - Possible Modifications to the Offer Consideration" in the Proxy Statement/Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                                     Very truly yours,

                                                     /s/ Dechert Price & Rhoads